UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Online Resources Corporation

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March 30, 2009
VOTE THE WHITE PROXY CARD NOW!
Fellow Shareholders:
Last week, we wrote you with an overview of why we believe you should support the re-election of three outstanding, independent directors of Online Resources (see http://investor.orcc.com). In sum, we believe:
•	The interests of Tennenbaum Capital Partners (“Tennenbaum”), sponsor of an alternate director slate, are in sharp conflict with yours. Its objective is to quickly sell Online Resources, the only way it can achieve near-term liquidity and a guaranteed positive return.

•	Online Resources is fundamentally performing well. Value for ALL shareholders can best be achieved by continuing with the critical second half of our five year strategic plan; and

•	Our Board members standing for re-election bring diversity and independence that better serve the interests of ALL shareholders, in contrast to candidates nominated and paid-for by Tennenbaum.
The purpose of this letter is to explain why we believe a vote for Tennenbaum nominees would be disruptive and damaging to our prospects for improving shareholder value.
TENNENBAUM AND ITS NOMINEES — THE WRONG CHOICE TO STEER ONLINE RESOURCES
Tennenbaum is asking you to believe that it and its nominees will be better than our current Board at creating value for all shareholders. In fact, Tennenbaum has a poor track record of value creation in public companies. While Tennenbaum has derided us for the decline in our stock price, its other disclosed current public company investments have seen even more precipitous declines. Stock prices of these companies fell 92% since August 2007 and 67% since August 2008. Further, at least one of its investments filed for bankruptcy. This performance does not support Tennenbaum’s assertion that giving it more control of our Board will increase shareholder value.
Tennenbaum has also told you that its nominees are highly qualified and will add strategic value to Online Resources. We are always in search of qualified, relevant candidates to fill Board positions as they come open. With the support of Tennenbaum, we added two such members, Janey Place and Heidi Roizen, to our Board just last July. Both are up for re-election by shareholders at our upcoming Annual Meeting.
What has Tennenbaum frustrated, we believe, is that these and our other independent Board members will not unquestioningly support its self-serving agenda. So it hand-picked and paid a $50,000 retainer to each of its nominees to run against Dr. Place, Ms. Roizen and Michael Heath, our lead independent director.
We asked to interview Tennenbaum’s nominees before finalizing our nominations, but were not permitted to do so. As such, we must limit our review of their qualifications to Tennenbaum’s statements and publicly available information. This review has given rise to a number of issues that should make shareholders question why Tennenbaum has proposed these nominees as better candidates for our Board.
•	John Dorman, former Chairman and CEO of Digital Insight (“DI”). Tennenbaum states that Mr. Dorman led DI through an “incredible growth era”, making him highly qualified to “sharpen” the strategy, leadership and execution of Online Resources.
•	This “incredible growth” was comparable to ours. In the 5 years prior to Mr. Dorman’s early retirement in May 2003 (well before DI’s 2007 sale), DI grew revenue from $26 million to $154 million. In the last 5 years, Online Resources grew revenue from $42 million to $152 million.

•	DI spent far more on acquisitions to achieve this growth. From 1999 to 2003, DI paid over $700 million for 5 acquisitions. Online Resources paid less than $250 million in total consideration for our 4 acquisitions.

•	DI was much less profitable than Online Resources. In 2002, DI achieved Ebitda profitability on revenue of $130 million while Online Resources achieved it on revenue of $32 million. When we reached $130 million in revenue, our Ebitda profitability was more than one-third higher than DI’s had been at that size.

•	On Mr. Dorman’s watch, DI was alleged to have stolen customer data from a competitor. DI settled with competitor FundsXpress for $7 million without admitting any wrongdoing.
•	Edward Horowitz, former EVP of Citigroup’s Advanced Development unit and Chairman of e-Citi. Tennenbaum believes that Mr. Horowitz can apply his “many years” at Citigroup and leverage his “big bank” financial institution technology relationships to hone our “big bank” strategy.
•	Mr. Horowitz spent only 3 years, more than a decade ago, in banking. Other than spending from 1997 to 2000 at Citigroup, Mr. Horowitz has spent his career in broadcasting and telecommunications businesses unrelated to ours.

•	e-Citi failed, leading to Mr. Horowitz’s resignation. e-Citi lost a reported $416 million from 1997 to1999. In August 2000, the month he resigned, the American Banker reported that under Mr. Horowitz’s leadership, e-Citi “inexplicably floundered online, falling behind arch-rivals.”

•	Mr. Horowitz has consulted for Tennebaum and serves on the Board of another 45% Tennenbaum-owned company. You should question his ability to put your interests ahead of Tennenbaum’s.
•	Bruce Jaffe, former VP of Corporate Development at Microsoft and start-up COO. Tennenbaum expects that Mr. Jaffe will be able to “assist in identifying and pursuing a broad set of relationships, both with Microsoft and other companies.”
•	We already have a Microsoft Corporate Development alumnus on our Board. Mr. Jaffe worked closely with Michael Leitner, Tennenbaum’s appointee to our Board, at Microsoft. If this experience could create the relationships Tennenbaum has suggested, surely Mr. Leitner would already have done so.

•	Mr. Jaffe’s operating experience is not relevant. Tennenbaum and public records indicate no operating experience other than 4 years with a start-up company that was sold in 1995 for $2.2 million. This experience is not comparable or relevant to Online Resources.

•	Mr. Jaffe has never served as a director of a public company. Similarly, we can find no evidence that Mr. Jaffe has even served as an executive officer of a public company.
We do not deny the personal accomplishments of the Tennenbaum nominees. We vigorously object, however, to the overstatement of their capabilities and to Tennenbaum’s characterization of them as better positioned than our nominees to advocate for the interests of all shareholders.
With its representation by Michael Leitner, Tennenbaum already has proportional representation for its common shares on our Board of Directors. Additional Tennenbaum allies would be disruptive and seriously distract us from achieving our goals, potentially undermining the value of your investment.
VOTE FOR THE ONLINE RESOURCES DIRECTORS ON THE WHITE CARD
We, the elected, independent directors of Online Resources who have nominated Michael Heath, Janey Place and Heidi Roizen for re-election, urge you to vote for directors who will act in the best interests of ALL shareholders, not support the agenda of a single security holder. Please act in your own best interests, not Tennenbaum’s, and vote for our nominees on the WHITE card now.

Sincerely,

/s/ Stephen S. Cole Independent Director	/s/ Ervin R. Shames Independent Director

/s/ Joseph S. Spalluto Independent Director	/s/ William H. Washecka Independent Director

/s/ Barry D. Wessler Independent Director

IMPORTANT!
Even if you have already voted Tennenbaum’s blue card, you can still vote in favor of the
Company’s nominees by signing, dating and mailing the enclosed WHITE card. Only your latest dated vote will be counted.
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE card.

•	Please vote each WHITE card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any blue card sent to you by Tennenbaum.

•	Even if you have sent a blue card to Tennenbaum, you have every right to change your vote. You may revoke that proxy, and vote as recommended by our Board by signing, dating and mailing the enclosed WHITE card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE card in the postage-paid envelope provided today.

•	If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares,
please call our proxy solicitor:
MORROW & CO., LLC AT (800) 607-0088

INFORMATION REGARDING FORWARD LOOKING STATEMENTS
This letter may contain statements about future events and expectations, which are “forward-looking statements.” Any statement in this letter that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.